AGREEMENT and RELEASE

This Agreement is made and entered into by and between Robert F. Lurie (the "Employee") and NUI Corporation (hereinafter "NUI") and any of its predecessors, successors, parent corporations, subsidiaries, affiliates, operating divisions and each of its employees, stockholders, officers and directors (hereinafter collectively referred to as the "Company").

WHEREAS, NUI and the Employee wish to enter into this Agreement to reflect the terms and conditions of the termination of the Employee's employment with NUI and to provide the Employee with compensation and benefits in addition to those which he would otherwise be entitled to receive in connection with that termination;

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, it is agreed as follows:

The Employee's employment with the Company will terminate effective December 31, 2003.

2. (a) Commencing April 1, 2003 through December 31, 2003, the Company shall pay to Employee a sum equal to $132,150.00, representing nine (9) months of salary payable in accordance with the Company's bi-weekly payroll process less applicable withholdings conditional upon execution and compliance with this Agreement. Employee agrees to pay whatever taxes, if any, that may be due on his behalf with respect to the payments made pursuant to this Agreement and he agrees to indemnify and hold the Company harmless with respect to any amounts which should have been paid by him. Company agrees to pay the appropriate taxing authorities for all amounts withheld from Employee's bi-weekly installments and Company agrees to indemnify and hold Employee harmless with respect to any amounts which should have been paid.

(b) During the period nom the date of this Agreement through December 31, 2003, the Employee shall not be required to perform his regular duties but may be required, as needed by NUI and upon reasonable notice to the Employee, to consult with NUI with respect to his former areas of responsibility. Employee agrees to use his best efforts to assist the Company in connection with the preparation and defense, including but not limited to personal appearances and testimony, of any claim, action or litigation in which the Company is, or may become, a party and which relates in any way to matters or actions within the possible scope of Employee's responsibilities while in the employment of Company, including the Company's TIC-related claims. The Company agrees to reimburse Employee for reasonable and necessary out of pocket expenses during the Severance period. Thereafter, Company will reimburse Employee at the rate of $150.00 per hour, not to exceed $1500.00 per day in addition to reimbursing him for reasonable and necessary out of pocket expenses incurred while assisting the Company. Employee further agrees that he will advise the Company immediately upon becoming aware of any claim or litigation connected in any way to the Company in which he is required or requested to appear as a witness or made a party.

(c) The Company shall provide continued participation in Company employee benefit plans, including the Employees' Retirement Plan of NUI Corporation (the "Pension Plan"), and the NUI Savings and Investment Plan (the "Savings Plan"), as well as plans providing life insurance, supplemental life insurance, disability, medical, hospitalization, dental, prescription drug, vision care and MERP coverage ("Medical Benefits") through December 31,. 2003 at the level previously designated by the Employee, on substantially the same terms as in effect as of the date of this Agreement (except to the extent that the Company may change or modify such benefits generally for active employees).

(d) The Company shall provide for the executive outplacement program at Right Management Consultants.

(e) The Employee shall be permitted to use the 2003 Infiniti G35 automobile currently leased through Gelco Corp. on behalf of the Employee. The Company shall make all lease payments and pay all expenses including insurance, fuel and maintenance until December 31, 2003 in accordance with the Company's policy for corporate officer leased vehicles. On December 31, 2003, Employee shall return said vehicle to the Company or he may purchase said vehicle from the leasing company. In the event Employee elects to purchase said vehicle, Employee shall be responsible for all transfer, sales and use taxes and registration fees.

(f) Employee has been granted 5,750 shares of restricted stock pursuant to certain restricted stock grant agreements dated as of November 1999, 2000, 2001, and 2002 which have not vested as of the date of this Agreement (the "Employee's Unvested Shares"). Company shall vest 90% of Employee's Unvested Shares, or 5,175 shares, to Employee at January 1,2004.

(g) Company shall continue to provide the Employer match of Employee's contribution to the Savings Plan until the Employee's voluntary separation date of December 31, 2003.

3. Employee's accrued benefits under Company's Pension and Savings Plans as well as the NUI Deferred Compensation Plan shall be paid to him in accordance with the Plans.

4. The Company shall have the right to terminate the Employee's employment for cause at any time prior to December 31, 2003. The term cause shall mean:

(a) Conduct on the Employee's part intended to injure the Company's business or reputation,

(b) The Employee's conviction of any crime related to his employment or special assignment;

(c) Any other material breach of the terms of this Agreement.

5. During the term of this Agreement, the Company will respond to inquiries regarding the Employee's employment by stating that his position was eliminated. The Employee shall not, during the term of his employment or thereafter, make any disparaging statements against or about the Company, or any of its predecessors, successors, or affiliates companies or their officers, directors, agents, or employees.

6. Except for any claim relating to this Agreement, the Employee hereby knowingly and voluntarily agrees to waive, release and discharge the Company from all claims or causes of action, known or unknown, that he may have or claim to have against the Company from his initial date of employment with the Company to the date of Employee's execution of this Agreement, including but not limited to, any and all claims arising out of or in any way connected with the Employee's employment with the Company or the voluntary separation from that employment. The claims released include, but are not limited to, any and all claims arising under the United States Constitution or the constitutions of any state; any and all common law claims, including claims for wrongful discharge, constructive discharge, breach of any express or implied contract arising under any handbook, manual, policy, or practice, breach of any implied covenant of good faith and fair dealing, violation of any public policy, defamation, emotional distress, fraud, negligence, tortious interference with contract or prospective economic advantage, humiliation, punitive damages, all claims for compensatory damages, including, but not limited to back pay, front pay, bonuses, awards, fringe benefits, reinstatement, retroactive seniority, pension benefits, and all claims for attorneys' fees and costs; any and all claims arising under any federal, state or local law, including but not limited to Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866, the Civil Rights Act of 1991, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Employee retirement Income Security Act of 1974, the Americans With Disabilities Act, the Rehabilitation Act, the Family and Medical Leave Act of 1993, the New Jersey Law Against Discrimination the New Jersey Conscientious Employee Protection Act, and the New Jersey Family Leave Act. The employee also releases any and all claims arising under any Executive Order and any claims derived from or based upon any federal or state regulations.

7. The Employee agrees and understands that he shall not disclose nor cause to be disclosed any trade secret, or confidential or proprietary business information of the Company, including but not limited to, technical data and information, marketing plans, customer lists or identities, prospective customers, cost and pricing information, sources for designs, or sources of supplies, materials, goods or services to the Company or the cost or terms therefore, and the Employee represents that he has returned to the Company all property and documents belonging to it, with the exception of the 2003 Infiniti G35 automobile, which the Employee shall use in accordance with paragraph 2(e). Employee shall return the 2003 Infiniti G35 automobile on or before December 31, 2003 unless he elects to purchase said vehicle in accordance with the terms of2(e)~ Employee may continue to use the cellular telephone provided to him through the salary continuation period with a $50.00 per month allowance to be paid by the Company. All charges in excess of $50.00 per month shall be paid by Employee. The Employee further agrees and understands that he shall not solicit or encourage anyone doing business with the Company to cease doing business with it, or solicit or encourage anyone to leave the employ of the Company.

8. The Employee represents that he has not filed any charge, claim or complaint of any kind against the Company. Except for any claim relating to this Agreement, the Employee further covenants and represents that he will not file any lawsuit or initiate any action seeking personal recovery or personal injunctive relief against the Company with respect to any matter from his initial date of employment with the Company to the date of Employee's execution of this Agreement, including but not limited to, his employment with the Company or the voluntary separation from that employment. Nothing contained in this paragraph shall prohibit the Employee from (a) bringing any action to enforce the terms of this Agreement; (b) filing a timely charge or complaint with the Equal Employment Opportunity Commission ("EEOC")regarding the validity of this Agreement; (c) filing a timely charge or complaint with the EEOC or participating in any investigation or proceeding conducted by the EEOC regarding any claim of employment discrimination (although the Employee has waived any right to personal recovery or personal injunctive relief in connection with any such charge or complaint).

9. The Employee agrees to maintain in confidence, and not to disclose or cause to be disclosed, the terms of this Agreement. It shall not be considered a breach of this obligation of confidentiality for the Employee to make disclosure to his immediate family (who shall then be expressly advised of, and also be bound by, the same requirement of confidentiality), or for the Employee of the Company to make disclosures in order to obtain private and confidential tax or financial advice or to respond to any inquiry from any governmental entity or agency regarding a tax filing.

10. The Employee acknowledges and represents that the only consideration he received for executing this Agreement is that set forth herein, which is in addition to any benefits to which the Employee is entitled. No other promise, inducement, threat, agreement or understanding of any kind or description has been made with or to the Employee by the Company to cause him to agree to the terms of this Agreement. This Agreement constitutes the entire understanding between the Employee and the Company relating to his employment with the Company and/or his voluntary separation from that employment. This Agreement supersedes and cancels all prior written and oral agreements and understandings with respect to the subject matter of this Agreement and with respect to the subject matter of this Agreement and with respect to the Employee's employment with the Company.

11. The Employee hereby acknowledges that by this Agreement the Company is advising him in writing that he should consult with an attorney prior to executing this Agreement. The Employee states that he has had the opportunity to read, review, and consider all of the provisions of this Agreement; that the Employee understands its provisions and its binding effect on him; and that the Employee is entering into this Agreement freely, voluntarily, and without duress or coercion.

12. The Employee understands that he has forty-five (45) calendars days which to consider this Agreement before signing it. The Employee also understands that after signing this Agreement he may revoke his signature within seven (7) calendar days by delivering written notification of that revocation marked "personal and confidential" to James Van Horn, Esq. Chief Administrative Officer, General Counsel and Secretary at NUI Corporation, 550 Route 202-206, Bedminster, New Jersey 07921-0760..

13. It is understood and agreed that the consideration to be provided to the Employee pursuant to this Agreement will not become payable until seven (7) days have passed from the date of the execution of this Agreement by the Employee, at which point in time the Employee will no longer be able to revoke his signature and this Agreement will become binding and effective.

14. In the event any term, condition or provision of this Agreement, in whole or in part, is declared by any court of competent jurisdiction to be illegal, void or invalid, all other terms, conditions and provisions of this Agreement shall remain in full force and effect to the same extent as if that part declared illegal, void, or invalid, had never been incorporated in this Agreement, and shall continue to be binding upon the parties hereto.

15. The Employee and the Company understand and agree that this Agreement shall be governed by the laws of the State of New Jersey except to the extent that federa11aw may be applicable to any matter arising hereunder.

16. The Employee represents that he has carefully read and fully understands all of the provisions of this Agreement; that the Employee has been encouraged to review this Agreement with an attorney of his choice; and that the Employee is voluntarily executing this Agreement.

                                                                                     NUI CORPORATION

/S/ Robert F. Lurie                                                        By:  /S/ James Van Horn
                                                                                                Chief Administrative Officer

Dated:  May 23, 2003